Exhibit 10.5
OSTEOTECH, INC.
AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT
THIS AMENDMENT NO. 1 TO CHANGE IN CONTROL AGREEMENT is effective as of the 31st day of December 2008 (the “Effective Date”) between OSTEOTECH, INC., a Delaware corporation (the “Company”) and                      (the “Executive”).
WITNESSETH:
WHEREAS, the Company and the Executive have entered into that certain Change in Control Agreement, effective as of                     (the “CIC Agreement”); and
WHEREAS, the Company and the Executive now desire to amend the terms of the CIC Agreement principally for the purpose of bringing it into compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:
1. Section 2(a) of the CIC Agreement is hereby amended to read in full as follows:
(a)	Term of Employment. Commencing on the Commencement Date and ending on the first anniversary of such date (the “Employment Period”), the Executive hereby agrees to remain in the employ of the Company, and the Company hereby agrees to continue the Executive in its employ, in accordance with and subject to the terms and provisions of this Agreement in the capacity and with the same responsibilities held immediately prior to the Commencement Date and such other duties and responsibilities as are not inconsistent with the express terms of this Agreement.
2. Section 4 of the CIC Agreement is hereby amended by adding thereto the following:
(d)	409A Payment Trigger. For the purpose of this Section 4, for the purpose of paying all amounts subject to section 409A of the Internal Revenue Code and for the purpose of qualifying for the exemption from 409A for separation pay due to involuntary separation from service without cause (the so-called “2X exception”), all references to termination of employment, terminate employment, termination date and other derivatives of those words shall be construed and applied to mean Separation From Service.
(e)	409A Delay. Notwithstanding the foregoing, to the extent that any payment due hereunder is: (i) deferred compensation subject to section 409A of the Internal Revenue Code, and (ii) is payable to a specified employee (as that term is defined in section 409A), and (iii) is payable when the Company is a publicly traded company (as defined in section 409A), and (iv) is payable on account of the specified employee’s Separation From Service, payment of any part of such amount that would have been made during the six (6) months following the Separation From Service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the Separation From Service.

(i)	Identifying Specified Employees. For this purpose, specified employees shall be identified by the Company (I) on a basis consistent with regulations issued under section 409A, and (II) as required by regulations issued under section 409A, on a basis consistently applied to all plans, programs, contracts, agreements, etc. maintained by the Company that are subject to section 409A.

(ii)	Interpretation. It is expressly intended that, to the maximum extent permitted by law, benefits under this Agreement shall be exempt from section 409A (e.g., medical and dental benefits provided under an insured plan). To the extent that 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of section 409A. Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to the Executive or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Executive or other person on account of any amounts under this Agreement or on account of any failure to comply with any Code section.
(f)	Separation From Service. As used in this Agreement, the term “Separation From Service” (and derivatives of that phrase such as “Separates,” and “Separated From Service”) shall mean a severance of the Executive’s employment relationship with the Company and all affiliates, if any, for any reason other than the Executive’s death, as determined subject to the following.
(i)	Facts and Circumstances & 20% Rule. Whether a Separation From Service has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period (or the full period of services to the Company and all affiliates if the Executive has been providing services to the Company and all affiliates less than thirty six months). A transfer from employment with the Company to employment with an affiliate of the Company shall not constitute a Separation From Service. For this purpose “affiliate” shall be determined in accordance with regulations issued under section 409A of the Internal Revenue Code but using an eighty percent (80%) ownership test.

(ii)	Leaves of Absence. A Separation From Service shall not be deemed to occur while the Executive is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Executive retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract. If the period of leave exceeds six (6) months and the Executive does not retain a right to reinstatement under an applicable statute or by contract, the Separation From Service is deemed to occur on the first date immediately following the six month period. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Executive will return to perform services for the Company or an affiliate. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Executive to be unable to perform the duties of his or her position of employment.
3. Other than as set forth in this Amendment, all of the terms and conditions of the CIC Agreement shall continue in full force and effect.
4. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the conflicts of laws of the State of New Jersey or any other jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to CIC Agreement effective as of the date first above written.

OSTEOTECH, INC.		EXECUTIVE:

By:		By:

Name:	Sam Owusu-Akyaw	Name:
Title:	President and Chief Executive Officer	Title:

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